UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008 (December 19, 2008)

CPG INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134089	20-2779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Corey Street, Scranton, Pennsylvania	18505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 558-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2008, CPG International Holdings LP (“Holdings”), CPG International I Inc. (“CPG Int’l I”), Scranton Products Inc. (“Scranton”), AZEK Building Products Inc. (“AZEK”), James Keisling and KF Equities entered into a Separation Agreement and Release, pursuant to which Mr. Keisling ceased to serve as chairman of the boards of directors of CPG International Inc., CPG Int’l I, Scranton and AZEK as of December 19, 2008. Also pursuant to this agreement, Holdings will purchase 1,636 class A limited partnership units of Holdings from KF Equities, and 2,000 class B limited partnership units of Holdings from Mr. Keisling, for an aggregate purchase price of $3,000,000 (the “Purchase Price”). Holdings will pay the Purchase Price in three installments, with the last payment to occur no later than August 15, 2010. The agreement contains a release of claims by each of Mr. Keisling and KF Equities in favor of Holdings, CPG Int’l I and their subsidiaries and affiliates. Mr. Keisling remains subject to the Noncompetition Agreement, dated as of May 10, 2005, among Mr. Keisling, CPG International Inc., CPG Int’l I, Scranton and AZEK, and agrees that the restrictions contained therein shall apply until December 19, 2010.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On December 19, 2008, James Keisling resigned from the board of directors of CPG International Inc. (the “Board”) and from his position as chairman of the Board. Scott Perper also resigned from the Board on December 19, 2008.

(d)       On December 19, 2008, Brian R. Hoesterey assumed the role of chairman of the Board. Mr. Hoesterey has been a member of the Board since 2005 and currently serves as chairman of the audit committee and as a member of the compensation committee. Also on December 19, 2008, the Board elected Stuart Christhilf to serve as a member of the Board and a member of the audit committee, to fill the vacancy created as a result of Mr. Perper’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPG International Inc.
	By:	/s/ SCOTT HARRISON
Dated: December 23, 2008		Scott Harrison
Executive Vice President and
Chief Financial Officer